UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                   FORM 8-K/A
                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15 (d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 18, 2004
                                                  --------------


                                 IONATRON, INC.
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)


      Delaware                    001-14015                  77-0262908
  -----------------             --------------          ---------------------
   (State or Other               (Commission                (IRS Employer
   Jurisdiction of               File Number)            Identification No.)
   Incorporation)


        3590 East Columbia Street, Tucson, Arizona               85714
--------------------------------------------------------------------------------
        (Address of Principal Executive Offices)              (Zip Code)


Registrant's telephone number, including area code  (520) 628-7415
                                                    --------------


                                 Not Applicable
--------------------------------------------------------------------------------
          (Former Name or Former Address, if Changed Since Last Report)


This Form 8-K/A provides certain information regarding the historical operations of Ionatron, Inc. and the historical financial statements of Ionatron, Inc. for the period from its inception (June 3, 2002) through December 31, 2002 and year ended December 31, 2003 and as of December 31, 2002 and 2003.

ITEM 1.  CHANGE IN CONTROL OF REGISTRANT

           As a result of the merger on March 18, 2004 of Ionatron Acquisition Corp., a wholly-owned subsidiary of the Registrant ("Merger Sub"), with and into Ionatron, Inc. ("Ionatron"), making Ionatron, a wholly owned subsidiary of the Registrant (the "Merger"), a change of control of the Registrant occurred. Pursuant to the terms of the Amended and Restated Plan and Agreement of Merger (the "Merger Agreement") by and among the Registrant, Merger Sub, Robert Kassel (for purposes of Sections 5.9, 6.2(d), 6.2(j), 9.4 and 10.10 of the Merger Agreement only), Fred Heiden (for purposes of Section 9.4 of the Merger
Agreement only), Ionatron and Robert Howard, Stephen W. McCahon, Thomas C. Dearmin and Joseph C. Hayden (collectively, the "Ionatron Stockholders"), the Registrant issued an aggregate of 48,452,249 shares of its common stock (the "Merger Consideration"), of which the Ionatron Stockholders received an aggregate of 46,127,898 shares of the Registrant's common stock in exchange for all of the shares of stock of Ionatron and the remaining 2,324,351 shares of common stock were placed in escrow pending distribution to the Ionatron Stockholders. The 48,452,249 shares of the Registrant's common stock represented approximately 66.11% of the common stock of the Registrant on a fully diluted basis immediately after the Merger. In connection with the Merger, the Registrant changed its name from U.S. Home & Garden Inc. to Ionatron, Inc.

           Upon consummation of the Merger, Mr. Howard, Mr. Dearmin, George Farley, James Harlan and David Hurley were appointed directors and the former directors of the Registrant resigned. Thereafter, Rear Admiral Thomas W. Steffens, U.S. Navy (Ret.), was appointed as a member of the Registrant's Board of Directors.

           Ionatron,   Inc.,   and   its   wholly-owned   subsidiary,   Ionatron
Technologies, Inc. are collectively referred to herein as the "Company," "Ionatron," "we," "our" and "us."

ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS

           Prior to the Merger, the Registrant had disposed of all of its operations and subsidiaries except Golden West Agri-Products, Inc. which was sold to Mr. Robert Kassel on the date of the Merger for $114,875, based upon a valuation delivered by ISI Capital Partners, LLC. As a result, at closing of the Merger, the Registrant was not an operating company and its principal remaining asset was cash.

           As a result of the Merger, on March 18, 2004 the Registrant acquired all of the stock of Ionatron, making Ionatron, a wholly owned subsidiary of the Registrant. Pursuant to the terms of the Merger Agreement, the Registrant issued the Merger Consideration, of which the Ionatron Stockholders received an aggregate of 46,127,898 shares of the Registrant's common stock in exchange for all of the shares of stock of Ionatron and the remaining 2,324,351 shares of Common Stock were placed in escrow pending distribution to the Ionatron Stockholders. The consideration by the Registrant in connection with the Merger was determined by negotiations among certain parties to the Merger. The Registrant obtained an opinion of Roth Capital Partners, LLC to the effect that the issuance of the Merger Consideration is fair to the stockholders of the Registrant from a financial point of view.

           Mr. Robert Kassel, the former chairman, chief executive officer and president of the Registrant, accepted, in lieu of and in substitution of the significantly higher cash severance package that was otherwise payable to him under the terms of his employment agreement immediately prior to the termination of his employment agreement upon consummation of the Merger, (i) $500,000, (ii) 750,000 shares of the Registrant's restricted common stock, which were subject to a put/call with designees of Mr. Howard, to purchase or sell such shares at $0.67 per share (or an aggregate of $500,000), and (iii) the cancellation and forgiveness of outstanding loans made by the Registrant to Mr. Kassel in the principal amount of $487,000, plus interest accrued through the closing date of the Merger. The loans would otherwise have been payable by Mr. Kassel in installments between 2004 and 2008. The designees exercised the call on the closing date of the Merger and the shares were sold by Mr. Kassel to the designees in accordance with the terms of the call.

           Prior to the negotiation of the Merger Agreement, there was no relationship between the Registrant and Ionatron, their respective affiliates, directors and officers, or any associate of any such director or officer.

           The description of the Merger Agreement in this report is qualified in its entirety by reference to the copy of the Merger Agreement which is attached as an exhibit to this current Report on Form 8-K and which is incorporated herein by reference.

ITEM 5.  OTHER EVENTS AND FD DISCLOSURE

                                  OUR BUSINESS

           On March 18, 2004, a subsidiary of U. S. Home & Garden Inc. (USHG), a non-operating, publicly traded company, merged into Ionatron Technologies, Inc., formerly Ionatron, Inc. (the "Merger"). Following the Merger, USHG shareholders held 33.89% and Ionatron shareholders held 66.11% of the outstanding USHG common stock. The combination has been accounted for as a recapitalization of Ionatron, Inc., from our inception on June 3, 2002, and the issuance of 19,346,090 common shares and 5,429,006 options and warrants to the USHG shareholders on the date of merger in exchange for cash. The consolidated financial statements reflect the historical results of Ionatron, Inc., prior to March 18, 2004 and the consolidated results of operations of the Company since March 18, 2004. On April 29, 2004, our shareholders approved the change of our corporate name to Ionatron, Inc., an increase of our authorized common stock to 100,000,000 shares and the classification of our Board of Directors into three classes. We also changed our fiscal year end from June 30 to December 31. The common stock and per share information in the consolidated financial statements and related notes have been retroactively adjusted to give effect to the re-capitalization.

           Ionatron was formed on June 3, 2002 to develop and market Directed Energy Weapon technology products initially for sale to the U.S. Government. The goal of the Company is to initially produce products that incorporate our technology for specific U.S. Government customer applications and platforms.
Ionatron and the U.S. Government have entered into several contracts for products and services as well as Cooperative Research and Development Agreements for joint research on Laser Induced Plasma Channel ("LIPC") based directed energy weapons. We expect to offer U.S. Government approved versions of our products for commercial security applications in the future. During 2003 and 2002, the Company engaged in research and development and business development activities. Ionatron has demonstrated its laser guided man-made lightning directed energy technology in the laboratory and now has government contracts for effects testing, compact laser source development and the delivery of a system on a mobile platform for field demonstration and testing.

           We are a new technology company working under contracts with agencies of the U.S. Government concerned with national security that has developed and demonstrated in our laboratory a novel internally developed directed energy weapon technology called LIPC, which controls and directs electrical energy between two points. Our business strategy is to continue long-term development of the technology for multiple national security and defense applications, as well as to in parallel develop, applications in other commercial sectors. Many short-term military applications have been already demonstrated to our customers. Our immediate plan is to manufacture transportable demonstrators for those applications for various U.S. Government organizations, in order to demonstrate the field utility of the technology. In April 2004, we received a $9 million contract for one such unit. Upon completion of this contract our intent is to transition to building prototypes and a limited number of production units as soon as it is practicable. We cannot assure you that the demonstrator will perform to the specifications required or that additional prototypes or units will be ordered.

           Currently the LIPC  technology  lends itself to many  non-lethal  and lethal military applications. We have demonstrated the technology and effectiveness for many application areas in our laboratory. We cannot assure you that the technology will perform its intended applications outside of the laboratory. Recently, we were requested by one branch of the military to put forth a proposal, which we have done, that details the requirements and funding needed to start low rate initial production and deliver units of a specific Ionatron LIPC system during 2005. The funding for this proposal is currently being identified with attempts to include it into the 2005 U.S. Defense Budget, that begins with the government fiscal year on October 1, 2004. We cannot assure you that this proposal will result in contract awards.

           We have had meetings and performed demonstrations of the technology for all branches of the U.S. Military, as well as many other U.S. Government organizations involved in various defensive, anti-terrorism, or offensive military type operations. We currently have many potential contracts in the negotiation stage and have U.S. Government customers actively seeking short-term and long-term funding for Ionatron projects. We cannot assure you that any such contracts will become finalized in a timely manner or at all.

           In order to help manage the Ionatron interface with our government customers and their congressional funding counterparts, we maintain an ongoing relationship with a well known and qualified Washington, DC based government relations firm. We also have an established Vice President of Business Development, whose group will be expanding this year as we aggressively market our U.S. Government products.

           We also have various U.S. Government contracts in the following areas:

          o    Transportable demonstrator for field trials;

          o    Portal ingress/egress denial demonstration;

          o    Effects of LIPC technology on various targets; and

          o Compact architecture development of the equipment to allow placement on smaller platforms.

           The LIPC technology is designed as a line of sight weapon, which allows the propagation of various forms and quantities of electrical energy to be aimed and directs electrical energy between two points. The laboratory demonstrations of the technology have gone from low voltage disruptive type energies to the target to very high voltages and currents which have demonstrated energy densities that physically damage different types of materials, such as ablating concrete.

           We intend to take advantage of, and utilize, existing and mature laser targeting and tracking technology for our systems with slight modifications. We are in negotiations with three vendors to supply, to our specifications, the electrical system requirements and have received a working prototype from one vendor. Outsourcing such supply requirements is intended to free up our technical personnel and other resources to work on development of next generation electrical sources, now that we have developed at least one electrical source that can be manufactured for us by outside sources. We also have optical components and sections of our laser sources manufactured by outside vendors which are then assembled and integrated at Ionatron to produce the final laser source for our LIPC systems.

           These LIPC systems will be self contained units that operate off of existing power supplies found on typical mobile military platforms, such as HMMWV's. Due to the low average power requirements of our systems, no additional or exotic power systems will be required to support these systems. Future systems will utilize the advanced electrical technologies developed for other military programs to support more compact sources, and smaller, lighter LIPC systems that can be mounted on smaller, autonomous platforms now under development in other government programs.

           The targets, effects, ranges, voltages and currents delivered, along with many other aspects of the technology are classified under specific Department of Defense guidelines and, consequently, cannot be disclosed to the public.

PATENTS/PROPRIETARY INFORMATION

           Ionatron has numerous patent applications in various stages of preparation and prosecution, which Ionatron believes it has novel intellectual property and that it might be able to secure patents that operate to protect our proprietary technical information and capabilities that will give us the competitive advantage to continue to be the leader in the technology. Some of these patents will be evaluated by the government to determine if they will be classified in nature, and thus may not be seen by the general public. Ionatron also has proprietary information in the form of trade secrets and technology specific know how that should give us additional competitive advantages.

RESEARCH AND DEVELOPMENT

           Ionatron has funded its original research and development through capital investment by its founders and the Company retains the ownership of all the original intellectual property, which we believe is necessary to the ability to use and control the technology. Ionatron also out sources certain research tasks to experienced individuals or companies for some activities that require sophisticated laboratory equipment or optical modeling programs we do not have at our disposal. We have over ten relationships of this kind, which provide that any intellectual property developed under the agreement is the sole property of Ionatron.

           Our short-term research and development goals are to complement our existing system design by developing more efficient and compact laser sources, electrical sources, and lower cost more efficient optical beam trains. Some of this development work is funded by our government customers. Most of our research related work is funded internally in order to capture any intellectual property rights from novel processes and inventions that may arise.

           Our long-term research is to identify the long-range physical limits of the technology. This work relates to understanding the long-range capabilities of our LIPC's from alternative and potentially technically superior optical sources and new potential wavelengths that it may be advantageous to exploit. This work includes efforts to achieve a more complete understanding of the entire physical laws we work within regarding atmospheric physics, plasma physics, and the future capabilities of new solid-state laser materials and laser processes that may enable the technology to be more fully exploited.

           We also intend to explore other uses of the technology in the existing application area as well as completely novel applications in commercial sectors outside the defense and national security application areas.

PROPERTIES

           Ionatron currently is located in a 25,000 square foot Research and Development and prototyping facility. We have numerous LIPC system test beds, laser source design and assembly, optical design and assembly, machine shop, engineering, research and development, electrical source design and fabrication, indoor test and effects range, as well as the general and administrative functions. The facility is limited in production capabilities but is capable of performing on our existing contracts and the LIPC transportable demonstrator contract.

           As additional contracts are expected, we are preparing to move operations to the NASA Stennis Space facility located on the Gulf Coast of Mississippi in 2005. This facility is a 150,000 acre federally owned secure facility which currently has a decommissioned Army Ammunition Manufacturing facility, with approximately 600,000 square feet available to meet our long-term secure research, development, manufacturing, and test range requirements. We are currently negotiating to have just over 100,000 square feet upgraded, to our specifications, as soon as possible in order to relocate operations to the Stennis facility.

           It is expected that the cost of upgrading the facility will be paid for by through the U.S. Army's ARMS program. The actual facility moving expenses to relocate from Tucson, AZ to Mississippi is estimated at approximately $1,000,000 to be incurred in 2005.

EMPLOYEES

           We currently have twenty-six employees, of whom six are in management and general administrative, one is in human resources, twelve are in research and engineering and seven are in manufacturing. We expect to significantly increase the number of our personnel by the end of the year, primarily in research, engineering and manufacturing.

RISKS AND UNCERTAINTIES

           Future results of operations of Ionatron involve a number of known and unknown risks and uncertainties. Factors that could affect future operating results and cash flows and cause actual results to vary materially from historical results include, but are not limited to:

          o Failure or difficulties in managing our operations, including attracting and retaining qualified personnel;

          o Failure or inability to attain profit levels necessary to sustain our business

          o Interruption or failure of, or failure to manage, our technology and information systems;

          o Changes in government policy, regulation and enforcement or adverse judicial or administrative interpretations and rulings or legislative action relating to procurement regulations, enforcement and pricing;

          o Availability of budgetary allocations for governmental agencies to purchase our products;

          o    Inability to adapt to technological change;

          o    Inability to successfully manufacture and assemble our products;

          o Competition from defense contractors with greater financial and manufacturing resources;

          o    Dependence upon sales to the U.S. government;

          o Sales agreements with the U.S. government typically provide for termination at any time and may contain unfavorable terms;

          o Dependence on qualified subcontractors for parts of our research and development activities;

          o    Inability   to   raise   sufficient    financing   for   expanded
               manufacturing and assembly activity;

          o    Failure to successfully field test our weapon products;

          o    Inability to collect amounts due to us from our customers;

          o    Our failure to provide adequate customer service; and

          o The significant number of shares of common stock which are currently freely trading without restriction under the Securities Act of 1933 or which have been registered for resale, including the significant number of shares of common stock which may be issued upon exercise of options and warrants at prices significantly below the market price of our common stock.

           Negative developments in these areas could have a material effect on our business, financial condition and results of operations.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

           You should read the following discussion in conjunction with our Financial Statements included in this Form 8-K/A, our quarterly report on Form 10-Q for the quarterly period ended on March 31, 2004, which is incorporated herein by reference, and any subsequent filings. Certain of the statements contained herein may be considered forward-looking statements.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

           Certain  statements  in this Form  8-K/A  constitute  forward-looking statements for purposes of the securities laws. Forward-looking statements include all statements that do not relate solely to the historical or current facts, and can be identified by the use of forward looking words such as "may", "believe", "will", "expect", "expected", "project", "anticipate", "anticipated" estimates", "plans", "strategy", "target", "prospects" or "continue" These forward looking statements are based on the current plans and expectations of our management and are subject to a number of uncertainties and risks that could significantly affect our current plans and expectations, as well as future results of operations and financial condition and may cause our actual results, performances or achievements to be materially difficult from any future results, performances or achievements expressed or implied by such forward-looking statements. This Form 8-K/A contains important information as to risk factors above. In making these forward-looking statements, we claim the protection of the safe-harbor for forward-looking statements contained in the Private Securities Reform Act of 1995. Although we believe that the expectations reflected in such forward-looking statements are reasonable, there can be no assurance that such expectations will prove to have been correct. We do not assume any obligation to update these forward-looking statements to reflect actual results, changes in assumptions, or changes in other factors affecting such forward-looking statements.

OVERVIEW

           On March 18, 2004, a subsidiary of U. S. Home & Garden Inc. (USHG), a non-operating, publicly traded company, merged into Ionatron Technologies, Inc., formerly Ionatron, Inc. (the "Merger"). Following the Merger, USHG shareholders held 33.89% and Ionatron shareholders held 66.11% of the outstanding USHG common stock. The combination has been accounted for as a recapitalization of Ionatron, Inc., from our inception on June 3, 2002, and the issuance of 19,346,090 common shares and 5,429,006 options and warrants to the USHG shareholders on the date of merger in exchange for cash. The consolidated financial statements reflect the historical results of Ionatron, Inc., prior to March 18, 2004 and the consolidated results of operations of the Company since March 18, 2004. On April 29, 2004, our shareholders approved the change of our corporate name to Ionatron, Inc., an increase of our authorized common stock to 100,000,000 shares and the classification of our Board of Directors into three classes. We also changed our fiscal year end from June 30 to December 31.

           Ionatron was formed on June 3, 2002 to develop and market Directed Energy Weapon technology products initially for sale to the U.S. Government. The goal of the Company is to initially produce products that incorporate our technology for specific U.S. Government customer applications and platforms.
Ionatron and the U.S. Government have entered into several contracts for products and services as well as Cooperative Research and Development Agreements for joint research on Laser Induced Plasma Channel ("LIPC") based directed energy weapons. We expect to offer U.S. Government approved versions of our products for commercial security applications in the future. During 2003 and 2002, the Company engaged in research and development and business development activities. Ionatron has demonstrated its laser guided man-made lightning directed energy technology in the laboratory and now has government contracts for effects testing, compact laser source development and the delivery of a system on a mobile platform for field demonstration and testing.

CRITICAL ACCOUNTING POLICIES

           The Company has identified the following accounting policy that requires significant judgment. The Company believes its judgments relating to revenue are appropriate.

           Revenues have been derived from ongoing contract work for effects testing and the design and development of an in house demonstration system for a government customer. It is expected that continued work on effects testing, design and development of use specific Ionatron systems, advanced design and proof of principle on an existing contract, compact laser source development and the manufacture of a transportable demonstrator will contribute to revenues going forward in 2004. This work is expected to be generally performed under cost-plus contracts with U.S. Government customers.

           Revenues under long-term U.S. Government contracts are recorded under the percentage of completion method. Revenues under cost plus fixed fee contracts are recorded as costs are incurred and include estimated earned fees in the proportion that costs incurred to date bear to total estimated costs. Costs include direct labor, direct materials, and subcontractor costs and overhead. As contracts can extend over one or more accounting periods, revisions in costs and earnings estimated during the course of work are reflected during the accounting period in which the facts become known. When the current contract estimate indicates a loss, provision is made for the total anticipated loss in the current period.

           Revenues for other products and services are recognized when such products are delivered and, in connection with certain sales to government agencies, when the products and services are accepted, which is normally negotiated as part of the initial contract.

COMPARISON OF OPERATIONS OF 2003 AND 2002

           Ionatron was formed in June 2002. During 2002 and the first part of 2003, most of our efforts were directed towards scientific proof of concept and introduction of our technology to potential U.S. Government customers. The following table sets forth certain financial data for each year:

                                                2003              2002
                                            -----------        ----------
        Revenue                             $   383,273        $      --
        Cost of Revenue                         356,822               --
        Expenses:
        General and Administrative            1,681,174          429,352
        Selling and Marketing                   239,847           53,524
        Research and Development              1,151,350          264,799
        Interest                                196,189                -
        Net loss                             (3,242,109)        (747,675)

           Revenue

           Revenue for 2003 was derived from initial work on U.S. Government contracts. There was no revenue in 2003.

           Cost of Sales

           Our cost of sales in 2003 was $356,822. There were no sales in 2002.

           General, Administrative and Selling Expenses

           The increase in General, Administrative and Selling expenses during 2003 as compared 2002 was primarily related to payroll, rent, expenses of moving to a new facility, increased selling and marketing expenses and a full year of operation as compared with seven months operation in 2002.

           Research and Development Expenses

           The increase in Research and Development expenses during 2003 as compared 2002 was primarily due to the expansion of research and development activities. Certain material, personal and consulting expenses were transferred to cost of sales in the latter part of 2003 as certain research and development was funded under our contracts.

           Interest

           We began paying interest under an $8 million revolving loan and security agreement with our Chairman during 2003. We were not charged interest in 2002.

           Liquidity and Capital Resources

            Our activities during 2003 and 2002 were financed by advances and loans from our Chairman. At December 31, 2003 we had borrowings of $4.3 million and additional availability of $3.7 million under our revolving loan and security agreement. Also, in October 2003, we recieved a $500,000 payment under the developement agreement.

            In 2003 we used $3.0 million in operations and purchased $0.6 million of equipment which was financed by borrowings under the revolving loan and credit agreement. Our cash position increased during the first quarter of 2004 by $8.4 million primarily as a result of the merger with USHG that provided $8.9 million of cash. At March 31, 2004 we had approximately $8.5 million of cash and cash equivalents. We used $1.0 million in operations and purchased $0.1 million of equipment during the quarter, which was financed in part, by borrowings from our Chairman. Our borrowing arrangement with our Chairman was restructured, after pay down of $500,000 and his contribution of $2 million to our capital, into a $3 million revolving credit arrangement

           We believe that we will have sufficient working capital to fulfill existing contracts and expected contracts in 2005 and into 2006. The transportable demonstrator contract and at least two of the other Ionatron contracts, that presently represent a major portion of our current activity, are on a cost plus fixed fee basis. This means all work performed is done at Ionatron government-approved rates, which include general and administrative costs, overhead, labor and materials, fees and profit. These costs are accrued as incurred and billed monthly. Other contracts are at fixed prices which have commercial type gross margins associated with them.

QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

           In the normal course of business, our financial position is subject to a variety of risks, such as the collectibility of our accounts receivable and the recoverability of the carrying values of our long-term assets. We do not presently enter into any transactions involving derivative financial instruments for risk management or other purposes.

           Our available cash balances are invested on a short-term basis and are not subject to significant risks associated with changes in interest rates. Substantially all of our cash flows are derived from our operations within the United States and we are not subject to market risk associated with changes in foreign exchange rates.

We are exposed to market risk for the impact of interest rate changes, as the interest rate of our borrowings under our revolving credit agreement with our Chairman is subject to changes based on changes in the prime interest rate.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

           At a special meeting of the Board of Directors held on March 18, 2004, immediately after the closing of the Merger, the size of the Board of Directors was set at 5 members, the resignations of all of Directors prior to the Merger were accepted, and the individuals designated by Ionatron, Inc. in the Merger Agreement, who are listed below, were appointed to the Company's Board of Directors.

           The following table sets forth the name, age and position of each of the persons appointed to the Company's Board of Directors at the special meeting and each of the persons appointed as an Executive Officer of the Company following completion of the Merger:

              Name                                Principal Position
-------------------------------------------------------------------------------------
Robert Howard                        Director, Chairman of the Board and Secretary
Thomas C. Dearmin                    Director, Chief Executive Officer, President and
                                       Chief Financial Officer
Joseph C. Hayden                     Vice President Business Development
Stephen W. McCahon                   Vice President Engineering
George P. Farley                     Director
James K. Harlan                      Director
David C. Hurley                      Director
Admiral Thomas W. Steffens (Ret.)    Director


           ROBERT HOWARD. Robert Howard has been the Chairman of the Board of Directors of Ionatron since its inception in 2002. From 1969 to April 1980, he served as President and Chairman of the Board of Centronics Data Computer Corp. ("Centronics"), a manufacturer of a variety of computer printers, including the first impact dot matrix printer, of which he was the inventor. He resigned from Centronics' Board of Directors in 1983. Commencing in mid-1982, Mr. Howard, doing business as RH Research, developed the Color Ink Jet technology upon which iCAD, Inc. ("iCAD") was initially based. He contributed this technology, without compensation, to iCAD. Since its establishment in 1984, Mr. Howard has been the founder and Chairman of the Board of Directors of iCAD, a company now involved, among other things, in the manufacture and sale of computer aided devices ("CAD") used for early detection of Breast Cancer. Starting in December of 1993, Mr. Howard was Chairman of the Board of Presstek, Inc. ("Presstek"), a public company which has developed proprietary digital imaging and consumables technologies for the printing and graphic arts industries from June 1988 to September 1998 and then served as Chairman Emeritus of the Board of Presstek from September 1998 to December 2000. In 2001 Mr. Howard and Mr. Dearmin started the development work that became Ionatron.

           THOMAS C. DEARMIN. Thomas C. Dearmin has been the President, Chief Executive Officer and Chief Financial Officer as well as a Director of Ionatron since its inception in 2002. From 1999 to 2002, Mr. Dearmin also was the President and Chief Executive Officer of Lasertel Inc., a company Mr. Dearmin started and had operational in 9 months, manufacturing high power semiconductor lasers. From 1992 to 1998, Mr. Dearmin was one of the co-founders and Vice President of Opto Power Corporation, one of the first high power semiconductor laser manufacturers to commercialize high power laser diodes. Opto Power also designed and built semiconductor laser prototypes for US Military applications. Opto Power became the largest supplier of high power fiber coupled laser diodes in the world, which created new applications in the defense, medical, industrial and graphic arts areas. Opto Power Corporation became a wholly owned division of Spectra Physics Lasers which went public in 1998. Prior to 1992, Mr. Dearmin was part of the original high power semiconductor group at Ensign Bickford Aerospace and was head of Business Development for that group. Mr. Dearmin worked on new novel military applications of lasers and laser systems, as well as the first successful diode laser for on press digital imaging in graphic arts. Prior to
1986, Mr. Dearmin worked in various capacities in the Gallium Arsenide semiconductor area, which involved metal organic chemical vapor deposition and molecular beam epitaxy processes of various structures for digital electronic devices, as well as photonic devices, such as night vision photocathodes for military operations and high power lasers. Mr. Dearmin holds patents in the area of semiconductor laser fabrication as well as high power laser diode applications.

           DAVID C. HURLEY. David C. Hurley was appointed Vice Chairman of PrivatAir of Geneva, Switzerland on February 1, 2003, relinquishing the role of Chief Executive Officer, a position he held following the acquisition of Flight Services Group ("FSG") by PrivatAir in 2000. PrivatAir has major business aviation operations in over fifteen bases in the U.S. and aircraft service operations at Le Bourget, Paris, France; Dusseldorf, Munich and Hamburg Germany; and Geneva, Switzerland. Mr. Hurley founded FSG in 1984. FSG is one of the world's largest providers of corporate aircraft management, executive charter and aircraft sales and acquisitions in the U.S. Mr. Hurley has over 30 years experience in marketing and sales in the aerospace and telecommunications industries. Before founding FSG, as former Senior Vice President of Domestic and International Sales for Canadair Challenger (at the time, a Division of General Dynamics), he had been a member of the marketing team that was responsible for the launch of the program and delivery of the first one hundred Challengers. He also served as Regional Vice President of the Cessna Aircraft Company and as Director of Marketing, Government and Military Products Division, for the Harris Intertype Corporation. Mr. Hurley serves on the Boards of the Smithsonian Institution's National Air and Space Museum, Washington, D.C., BE Aerospace, Inc., Wellington, FL; the Corporate Angel Network, White Plains, N.Y., the Wings Club, New York City, Aerosat, Inc., Manchester, N.H., and Capital Route Limited, Galway, Ireland. He is an alumnus of Hartwick College and served three years in the Special Services Branch of the US Army, receiving an honorable discharge.

           GEORGE P. FARLEY. George P. Farley has been providing business consulting services for the past four years. Within the last fiscal year, Mr. Farley has been a Director and a member of the Audit Committee of Acorn Holdings, Inc., a Director and member of the Audit Committee of Preserver Insurance Company, Inc. and has also been a Director for Olympia Leather Company, Inc. In 1999, Mr. Farley was a Director and the Chief Financial Officer of Talk.com, Inc., which provides telecommunication services.

           JAMES K. HARLAN. James K. Harlan has been the Executive Vice President and Chief Financial Officer of HNG Storage Company, a natural gas storage, development and operations company since 1998. From 1991 to 1997, Mr. Harlan served as Group Development Manager for the Pacific Resources Group which was engaged with various manufacturing and distribution businesses in Asia. He also served as operations research and planning analyst for the White House Office of Energy Policy and Planning from 1977 to 1978, the Department of Energy from 1978 to 1981, and U.S. Synthetic Fuels Corporation from 1981 to 1984. He has a PhD in Public Policy with an operations research dissertation from Harvard University and a BS in Chemical Engineering from Washington University. Mr. Harlan is a member of the Board of Directors of iCAD.

           JOSEPH C. HAYDEN. Joseph C. Hayden has been the Vice President of Business Development for Ionatron since 2003. Mr. Hayden has over 25 years experience in managing large engineering projects and high technology research and development. Mr. Hayden will be responsible for project management for Ionatron. Prior to the founding of Ionatron, Mr. Hayden was the lead Systems Engineer for the Directed Energy Weapons product line for Raytheon, Inc. ("Raytheon"). He has also been a U.S. Navy surface nuclear engineer.

           STEPHEN W. MCCAHON. Stephen W. McCahon has been the Vice President of Engineering for Ionatron since 2003. Dr. McCahon has an extensive background in optical physics, solid-state physics, ultra-short pulse lasers and non-linear optics, and a broad background in Electrical Engineering (BSEE, MSEE, PH.D. EE/Physics). Dr. McCahon has more than 40 scientific publications and holds 10 issued patents with 3 pending. Dr. McCahon's most recent position, from 1986 to 2003, had been Chief Engineer of Raytheon's Directed Energy Weapon Product Line. Previously, he had been a Member of the Research Staff at Hughes Research Laboratories in Malibu, CA (Currently known as HRL Laboratories).

           ADMIRAL THOMAS W. STEFFENS (RET.). Rear Admiral Thomas W. Steffens, U.S. Navy (Ret) was elected to serve as a member our Board on March 19, 2004. Admiral Steffens currently serves as the Technical Director for Homeland Security and special operations for ANTEON Corporation. In 2003, he concluded over 34 years of naval service as a Navy SEAL. Following the events of September 11th, Admiral Steffens was recalled by the Chief of Naval Operations to serve as Special Assistant for Homeland Security to the Commander, Fleet Forces Command. While serving as such, he also served as the Director of Anti-Terrorism and was responsible for coordination with the U.S. Northern Command and with the U.S. Coast Guard for Maritime Homeland Defense and port security. He also regularly coordinated with the Joint Staff, services and various agencies (CIA, DIA, DISA, NSA) in the areas of command, control, communications and intelligence. During his 18 months in this position he established a vision and strategy for Navy Force Protection, implemented an operational architecture for both the Fleet and Regional Shore-based Navy, built a force of over 15,000 security personnel, and set security standards for all CONUS naval installations. Admiral Steffens was instrumental in establishing the Center for Anti-Terrorism that establishes security doctrine and trains all leaders for the Navy today.

EXECUTIVE COMPENSATION

                           SUMMARY COMPENSATION TABLE

           The following table discloses for the periods presented the compensation for the person who served as our Chief Executive Officer and for each of our other executive officers (not including the Chief Executive Officer) whose total individual compensation exceeded $100,000 for our fiscal year ended December 31, 2003 (the "Named Executives").

                                                               Annual Compensation
                                                    ----------------------------------------
                                                                              Other Annual
Name and Principal Position                Year       Salary        Bonus    Compensation(1)
--------------------------------------------------------------------------------------------
Thomas Dearmin                             2003      $200,000        --            --
Chief Executive Officer,                   2002        23,000        --            --
President and Chief Financial Officer

Robert Howard                              2003        0             --            --
Chairman of the Board                      2002        0             --            --

Joseph Hayden                              2003       175,000        --            --
Vice President, Business Development       2002        20,000        --            --

Stephen William McCahon                    2003       175,000        --            --
Vice President of Engineering              2002        20,000        --            --


           None of the Named Executives received any long-term compensation awards during fiscal 2002 or 2003.

           We did not grant any stock options to any of the Named Executives during fiscal 2003. None of the Named Executives exercised any stock options during fiscal 2003 or held any stock options at December 31, 2003.

           Director Compensation

           Ionatron's current directors did not receive any compensation for serving in such capacity during fiscal 2003.

           Stock Option Plans and Incentive Plan

           Following is a description of our stock option plans and stock incentive plan. Prior to the Merger, Ionatron did not have any stock option plans.

           At June 1, 2004,  there were plan  options to purchase  approximately
2.7 million shares of common stock outstanding.

           In September 1991, we adopted a stock option plan (the "1991 Plan") pursuant to which 700,000 shares of Common Stock have been reserved for issuance upon the exercise of options designated as either (i) options intended to constitute incentive stock options ("ISOs") under the Internal Revenue Code of 1986, as amended (the "Code") or (ii) non-qualified options ("NQOs"). ISOs may be granted under the 1991 Plan to our employees and officers. NQOs may be granted to consultants, directors (whether or not they are employees), and to our employees or officers.

           The purpose of the 1991 Plan is to encourage stock ownership by certain of our directors, officers and employees and certain other persons instrumental to our success and give them a greater personal interest in our success. The 1991 Plan is administered by the Board of Directors. The Board, within the limitations of the 1991 Plan, determines the persons to whom options will be granted, the number of shares to be covered by each option, whether the options granted are intended to be ISOs, the duration and rate of exercise of each option, the option purchase price per share and the manner of exercise, the time, manner and form of payment upon exercise of an option, and whether restrictions such as repurchase rights in Ionatron Inc. are to be imposed on shares subject to options.

           ISOs granted under the 1991 Plan may not be granted at a price less than the fair market value of the common stock on the date of grant (or 110% of fair market value in the case of persons holding 10% or more of the voting stock of Ionatron Inc.). The aggregate fair market value of shares for which ISOs granted to any employee are exercisable for the first time by such employee during any calendar year (under all of our stock option plans and those of any related corporation) may not exceed $100,000. NQOs granted under the 1991 Plan may not be granted at a price less than the fair market value of the Common Stock on the date of grant. Options granted under the 1991 Plan will expire not more than ten years from the date of grant (five years in the case of ISOs granted to persons holding 10% or more of our voting stock).

           We have adopted a Non-Employee Director Stock Option Plan (the "Director Plan"). Only non-employee directors of Ionatron Inc. are eligible to receive grants under the Director Plan. The Director Plan provided that eligible directors automatically receive a grant of options to purchase 5,000 shares of common stock at fair market value upon first becoming a director and, thereafter, an annual grant, in January of each year, of 5,000 options at fair market value. Options to purchase an aggregate of up to 100,000 shares of Common Stock are available for automatic grants under the Director Plan. No additional grants shall be made under the Director Plan.

           We have adopted a 1995 Stock Option Plan ("1995 Plan") which provides for grants of options to purchase up to 1,500,000 shares of common stock. The Board of Directors or the Stock Option Committee (the "Committee"), as the case may be, will have discretion to determine the number of shares subject to each NQO (subject to the number of shares available for grant under the 1995 Plan and other limitations on grant set forth in the 1995 Plan), the exercise price thereof (provided such price is not less than the par value of the underlying shares of Common Stock), the term thereof (but not in excess of 10 years from the date of grant, subject to earlier termination in certain circumstances), and the manner in which the option becomes exercisable (amounts, intervals and other conditions). Directors who are also employed by us will be eligible to be granted ISOs or NQOs under such plan. The Board or Committee, as the case may be, also has discretion to determine the number of shares subject to each ISO, the exercise price and other terms and conditions thereof, but their discretion as to the exercise price, the term of each ISO and the number of ISOs that may vest in any calendar year is limited by the same Code provisions applicable to ISOs granted under the 1991 Plan.

           We have adopted a 1997 Stock Option Plan ("1997 Plan") which provides for grants of options to purchase up to 1,500,000 shares of Common Stock. The Board of Directors or the Committee of the 1997 Plan, as the case may be, will have discretion to determine the number of shares subject to each NQO (subject to the number of shares available for grant under the 1997 Plan and other limitations on grant set forth in the 1997 Plan), the exercise price thereof (provided such price is not less than the par value of the underlying shares of Common Stock), the term thereof (but not in excess of 10 years from the date of grant, subject to earlier termination in certain circumstances), and the manner in which the option becomes exercisable (amounts, intervals and other conditions). Directors who are also our employees will be eligible to be granted ISOs or NQOs under such plan. The Board or Committee, as the case may be, also has discretion to determine the number of shares subject to each ISO, the exercise price and other terms and conditions thereof, but their discretion as to the exercise price, the term of each ISO and the number of ISOs that may vest in any calendar year is limited by the same Code provisions applicable to ISOs granted under the 1991 Plan.

           We have also adopted a 1999 Stock Option Plan ("1999 Plan") which provides for grants of options to purchase up to 900,000 shares of common stock. The Board of Directors or the Committee of the 1999 Plan, as the case may be, will have discretion to determine the number of shares subject to each NQO (subject to the number of shares available for grant under the 1999 Plan and other limitations on grant set forth in the 1999 Plan), the exercise price thereof (provided such price is not less than the fair market value of the underlying shares of Common Stock), the term thereof (but not in excess of 10 years from the date of grant, subject to earlier termination in certain circumstances), and the manner in which the option becomes exercisable (amounts, intervals and other conditions). Directors who are also our employees will be eligible to be granted ISOs or NQOs under such plan. The Board or Committee, as the case may be, also has discretion to determine the number of shares subject to each ISO, the exercise price and other terms and conditions thereof, but their discretion as to the exercise price, the term of each ISO and the number of ISOs that may vest in any calendar year is limited by the same Code provisions applicable to ISOs granted under the 1991 Plan.

           On April 29, 2004, our stockholders approved our 2004 Stock Incentive Plan ("2004 Plan"), which provides for the grant of any or all of the following types of awards: (1) stock options, which may be either incentive stock options or non-qualified stock options, (2) restricted stock, (3) deferred stock and (4) other stock-based awards. A total of 3,000,000 shares of common stock have been reserved for distribution pursuant to the 2004 Plan. As of June 1, 2004, no options have been granted under the 2004 Plan.

           We have, from time to time, also granted non-plan options to certain officers, directors, employees and consultants.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

           The following table sets forth information regarding the beneficial ownership of the Company's Common Stock, based on information provided by the persons named below in publicly available filings, as of May 25, 2004:

          o    each of the Company's directors and executive officers;

          o    all directors  and executive  officers of the Company as a group;
               and

          o each person who is known by the Company to beneficially own more than five percent of the outstanding shares of the Company's Common Stock.

           Unless otherwise indicated, the address of each beneficial owner is care of the Company, 3590 East Columbia Street, Tucson, Arizona 85714. Unless otherwise indicated, the Company believes that all persons named in the following table have sole voting and investment power with respect to all shares of common stock that they beneficially own.

           For purposes of this table, a person is deemed to be the beneficial owner of the securities if that person has the right to acquire such securities within 60 days of May 17, 2004 upon the exercise of options or warrants. In determining the percentage ownership of the persons in the table above, the Company assumed in each case that the person exercised all options and warrants which are currently held by that person and which are exercisable within such 60 day period, but that options and warrants held by all other persons were not exercised, and based the percentage ownership on 69,438,870 shares outstanding on May 25, 2004.

                                                                PERCENTAGE OF
                                                                   SHARES
                                          NUMBER OF SHARES      BENEFICIALLY
NAME AND ADDRESS OF BENEFICIAL OWNER     BENEFICIALLY OWNED        OWNED
------------------------------------     ------------------     -------------
Robert Howard(1)                            24,447,786(2)          35.2%
Thomas Dearmin                               9,225,580             13.3
Joseph C. Hayden                             6,227,266              9.0
Stephen McCahon                              6,227,266              9.0
George Farley                                     0(3)              0
James Harlan                                      0(4)              0
David Hurley                                      0(4)              0
Thomas W. Steffens                                0(4)              0
All directors and executive officers
as a group (8 persons)                      46,127,898             66.5%

---------
(1)  The  address  of Mr.  Howard is 303 East 57th  Street,  New York,  New York
     10022.

(2) Does not include shares of common stock over which Mr. Howard has voting and dispositive power as escrow agent. Mr. Howard disclaims beneficial ownership of such shares.

(3) Does not include 75,000 shares of common stock issuable upon exercise of stock options which vest more than 60 days after May 25, 2004.

(4) Does not include 50,000 shares of common stock issuable upon exercise of stock options which vest more than 60 days after May 25, 2004.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

           Our Chairman, a significant shareholder, has provided funds from the inception of the Company under a revolving credit arrangement. The maximum amount borrowed was $5.3 million. After pay down of $500,000 and contribution of $2 million of the revolving credit into equity in the first quarter of 2004, the remainder of $2.8 million was incorporated into a new $3 million revolving credit arrangement. The note payable to shareholder bears interest at a variable annual rate equal to the prime rate plus two percent (2%), is due upon demand subject to Board approval, and is collateralized by the assets of our subsidiary, Ionatron Technologies, Inc. $2.8 million and $4.3 million were outstanding under the revolving credit arrangements at March 31, 2004 and December 31, 2003, respectively.

           We lease office, manufacturing and storage space at an annual rental of $330,000 under a non-cancelable operating lease agreement from an entity owned by our Chairman, members of his family and our principal officers, and controlled by our Chairman. The lease expires in November 2012, contains renewal options and an escalation provision at the end of five years that increases our annual rent by $49,500. We are also responsible for certain property related costs, including insurance, utilities and property taxes. Rent expense for 2003 and 2002 was approximately $90,000 for each quarter. Future annual minimum lease payments under these leases are:

Years Ending December 31,                                    Amount
------------------------                                  -----------

2004                                                       $  247,500
2005                                                          330,000
2006                                                          330,000
2007                                                          352,000
2008                                                          379,500
Thereafter                                                  1,454,750
                                                          -----------
Total                                                      $3,093,750
                                                          ===========

      MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S COMMON EQUITY AND
                          RELATED STOCKHOLDER MATTERS

           Our common stock has traded in the over-the-counter market and was quoted on the NASDAQ Stock Market from March 26, 1992 until April 18, 2003 under the symbol USHG. USHG common stock traded on the over-the-counter bulletin board from April 18, 2003 until April 30, 2004 under the symbol USHG.OB. On April 29, 2004, our stockholders approved our name change to Ionatron Inc. and since April 30, 2004 our common stock has been trading on the over-the counter bulletin board under the symbol "IOTN.OB". Prior to the merger, Ionatron's common stock was not publicly traded. The following table sets forth, for the periods indicated, the high and low sales prices for the common stock of USHG prior to the Merger on March 18, 2004 and our common stock since the Merger, for the following periods as reported by Nasdaq.

                                                   High              Low
                                                  ------           -------
Year Ended December 31, 2002
First Quarter                                      $ .62            $ .46
Second Quarter                                       .72              .34
Third Quarter                                        .98              .47
Fourth Quarter                                       .78              .38

Year Ended December 31, 2003
First Quarter                                      $ .59            $ .44
Second Quarter                                       .60              .31
Third Quarter                                        .55              .35
Fourth Quarter                                       .72              .47

Year Ending December 31, 2004
First Quarter                                      $4.98            $ .48

           As of May 25, 2004 the number of holders of record of our common stock was 210. In addition, we believe there are in excess of 3,000 beneficial owners of our common stock whose shares are held in "street name."


           We have not paid any cash dividends on our common stock to date and do not expect to declare or pay any cash or stock dividends in the foreseeable future.

                     DESCRIPTION OF REGISTRANT'S SECURITIES

GENERAL

           On April 29, 2004, our stockholders approved the amendment of our Certificate of Incorporation to increase our authorized shares of common stock from 75,000,000 to 100,000,000 shares. As of May 25, 2004, 69,438,870 shares of our common stock were issued and outstanding. We are authorized to issue 1,000,000 shares of preferred stock with such rights, designations and preferences as may be determined from time to time by the Board of Directors. As of May 25, 2004, there were no shares of preferred stock issued and outstanding.

           On April 29, 2004, our stockholders approved the classification of our board of directors into three classes. The initial term of all classes of directors will expire at the next Annual Meeting of Stockholders (the "Next Annual Meeting"). Directors elected at the Next Annual Meeting as Class I directors will hold office for an initial term expiring at the first annual meeting of stockholders after the Next Annual Meeting; directors elected at the Next Annual Meeting as Class II directors to hold office for an initial term expiring at the second annual meeting of stockholders after the Next Annual Meeting; and directors elected at the Next Annual Meeting as Class III directors to hold office for an initial term expiring at the third annual meeting of stockholders after the Next Annual Meeting; and, thereafter, the successors to the directors of the class whose terms expire in that year shall be elected to hold office for a term of three years.

           We have a Rights Agreement commonly known as a "poison pill", which provides that in the event an individual or entity becomes a beneficial holder of 12% or more of the shares of our capital stock, without the approval of the Board of Directors, all other stockholders of the Company shall have the right to purchase shares of our (or in some cases, the acquiror's) common stock from the Company at 50% of its then market value. In connection with the Merger, the acquisition of greater than 12% of our capital stock by each of our Chairman and Chief Executive Officer was approved by the Board of Directors.

           Common Stock

           The holders of common stock are entitled to one vote per share on al matters submitted to a vote of the shareholders, including the election of directors, and, subject to preferences that may be applicable to any preferred stock outstanding at the time, are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefore. In the event of liquidation or dissolution of the Company, the holders of common stock are entitled to receive all assets available for distribution to the shareholders, subject to any preferential rights of any preferred stock then outstanding. The holders of common stock have no preemptive or other subscription rights, and there are no conversion rights or redemption or sinking fund provisions with respect to the common stock. All outstanding shares of common stock are, and the shares of common stock offered hereby upon issuance and sale will be, fully paid and non-assessable. The rights, preferences and privileges of the holders of common stock are subject to, and may be adversely affected by, the right of the holders of any shares of preferred stock which the Company may designate the future.

           Preferred Stock

           Authorized but undesignated shares of preferred stock may be issued from time to time in one or more series upon authorization by the Company's Board of Directors. The Board of Directors, without further approval of the shareholders, is authorized to fix the dividend rights and terms, conversion rights, voting rights, redemption rights and terms, liquidation preferences, and other rights, preferences, privileges and restrictions applicable to each series of preferred stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes could, among other things, adversely affect the voting power of the holders of common stock and, under certain circumstances, make it more difficult for a third party to gain control of the Company, prevent or substantially delay a change of control, discourage bids for the Company's common stock at a premium or otherwise adversely affect the market price of the common stock.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

           We agree to indemnify our officers and directors for certain events or occurrences arising as a result of the officer or director's serving in such capacity. The term of the indemnification period is for the officer's or director's lifetime. The maximum amount of future payments that we could be required to make under these indemnification agreements is unlimited. However, we maintain a directors and officer liability insurance policy that limits our exposure and enables us to recover a portion of any future amounts paid.

NON-PLAN OPTIONS AND WARRANTS

           At June 1, 2004, there were non-plan options and warrants to purchase approximately 2.3 million shares of our common stock outstanding at exercise prices ranging from $0.63 to $4.125.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

           (a) The historical financial statements of Ionatron, Inc. are set forth below.

           (b) Pro-forma Financial Information.

           The pro-forma balance sheet has not been presented because the balance sheet as of March 31, 2004 presented in our Quarterly Report on Form 10-Q for the period ended March 31, 2004 reflects the Merger. All other pro-forma financial statements required by the Article 11 of Regulation S-X have been omitted as not being meaningful as U.S. Home and Garden Inc. was a non-operating company at date of merger whose only assets were cash and prepaid insurance.

           The termination of the Company's Sub-chapter S election had no effect on net loss as a result of losses incurred from inception. Basic and diluted loss per share for the year ended December 31, 2003 and the period June 3 (inception) through December 31, 2002 were $.07 and $.01, respectively, based on 48,452,249 shares exchanged in the merger. Warrants to purchase Ionatron stock have been excluded because the effect would have been anti-dilutive.

           (c) Exhibits.

           The exhibits filed as part of this Current Report on Form 8-K/A are listed in the attached Index to Exhibits.

FINANCIAL STATEMENTS OF IONATRON, INC.

                                                                            PAGE

Report of Independent Certified Public Accountants.......................    19

Financial Statements
      Balance Sheet......................................................    20
      Statements of Operations...........................................    21
      Statements of Changes in Stockholders' Deficit.....................    22
      Statements of Cash Flows...........................................    23

Notes to Financial Statements............................................    24

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


To the Board of Directors and Stockholders
IONATRON, INC.
Tucson, Arizona

           We have audited the accompanying balance sheets of Ionatron, Inc. as of December 31, 2003 and 2002 and the related statements of operations, stockholders' deficit, and cash flows for the year ended December 31, 2003 and the period June 3, (inception) through December 31, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

           We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

           In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Ionatron, Inc. at December 31, 2003 and 2002, and the results of its operations and its cash flows for the year ended December 31, 2003 and the period June 3, (inception) through December 31, 2002 in conformity with accounting principles generally accepted in the United States of America.


/s/ BDO Seidman, LLP
------------------------------
BDO Seidman, LLP
Los Angeles, California
March 12, 2004, except for Note 8,
which is as of April 29, 2004

                                  IONATRON, INC
                                 BALANCE SHEETS

                                                                     December 31,
                                                             ---------------------------
                                                                 2003            2002
                                                             -----------     -----------
ASSETS

Current assets:
   Cash                                                      $   103,392     $    97,206
   Accounts receivable                                            73,027              --
   Receivables from shareholder                                  107,482         100,000
   Inventory                                                      21,000              --
   Costs in excess of billings                                    31,427              --
   Prepaid expenses                                               47,905           1,800
                                                             -----------     -----------

Total current assets                                             384,233         199,006
                                                             -----------     -----------

Property and equipment, net                                    1,141,887       1,161,621
                                                             -----------     -----------

Total assets                                                 $ 1,526,120     $ 1,360,627
                                                             -----------     -----------

LIABILITIES AND STOCKHOLDERS' DEFICIT

 Current liabilities:
   Note payable to shareholder                               $ 4,300,000     $ 1,175,000
   Accounts payable                                              330,696         868,322
   Accrued expenses                                              365,208          44,980
                                                             -----------     -----------

Total liabilities                                              4,995,904       2,088,302
                                                             -----------     -----------

Commitments and contingencies                                         --              --

Stockholders' deficit:
   Common stock, $.01 par value, 3,000 shares authorized;
      1,430 shares issued and outstanding
      at December 31, 2003 and 2002                                   14              14
   Additional paid in capital                                    519,986          19,986
   Accumulated deficit                                        (3,989,784)       (747,675)
                                                             -----------     -----------

Total stockholders' deficit                                   (3,469,784)       (727,675)
                                                             -----------     -----------

Total liabilities and stockholders' deficit                  $ 1,526,120     $ 1,360,627
                                                             -----------     -----------

                 See accompanying notes to financial statements.

                                 IONATRON, INC.
                            STATEMENTS OF OPERATIONS


                                                               Period June 3,
                                                 Year Ended     (Inception) -
                                                December 31,    December 31,
                                                    2003            2002
                                                -----------     ------------

Revenue                                         $   383,273     $        --

Costs of revenue                                    356,822              --
                                                -----------     -----------

Gross profit                                         26,451              --
                                                -----------     -----------

Operating expenses:
   General and administrative                     1,681,174         429,352
   Selling and marketing                            239,847          53,524
   Research and development                       1,151,350         264,799
                                                -----------     -----------

Total operating expenses                          3,072,371         747,675
                                                -----------     -----------

Operating loss                                   (3,045,920)       (747,675)

Interest expense                                    196,189              --
                                                -----------     -----------


Net loss                                        $(3,242,109)    $  (747,675)
                                                ===========     ===========



                 See accompanying notes to financial statements.

                                  IONATRON, INC
                  STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                  JUNE 3, 2002 (INCEPTION) - DECEMBER 31, 2003

                                                                      Additional                        Total
                                                                       Paid in      Accumulated     Stockholders'
                                           Shares         Amount       Capital        Deficit          Deficit
                                        -----------    -----------    -----------   ------------    -------------
BALANCE AT INCEPTION, June 3, 2002
   Issuance of common stock for cash          1,430    $        14    $    19,986    $        --     $    20,000
   Net loss                                      --             --             --       (747,675)       (747,675
                                        -----------    -----------    -----------    -----------     -----------

BALANCE, December 31, 2002                    1,430             14         19,986       (747,675)       (727,675)
   Issuance of warrants for cash                 --             --        500,000             --         500,000
   Net loss                                      --             --             --     (3,242,109)     (3,242,109)
                                        -----------    -----------    -----------    -----------     -----------

BALANCE, December 31, 2003                    1,430    $        14    $   519,986    $(3,989,784)    $(3,469,784)
                                        ===========    ===========    ===========    ===========     ===========


                 See accompanying notes to financial statements.

                                 IONATRON, INC.
                            STATEMENTS OF CASH FLOWS

                                                                              Period June 3,
                                                               Year Ended     (Inception) -
                                                              December 31,     December 31,
INCREASE (DECREASE) IN CASH                                       2003             2002
                                                              -----------     --------------
Cash flows from operating activities:
   Net loss                                                   $(3,242,109)    $  (747,675)
   Adjustments to reconcile net loss to net cash (used in)
      provided by operating activities:
      Depreciation and amortization                               645,002         230,286
      Changes in assets and liabilities:
        Accounts receivable                                       (73,027)             --
        Other assets - related party                               (7,482)       (100,000)
        Inventory                                                 (21,000)             --
        Costs in excess of billings                               (31,427)             --
        Prepaid expenses                                          (46,105)         (1,800)
        Accounts payable                                         (537,626)        868,322
        Accrued expenses                                          320,228          44,980
                                                              -----------     -----------

   Total adjustments                                              248,563       1,041,788
                                                              -----------     -----------

Net cash (used in) provided by operating activities            (2,993,546)        294,113
                                                              -----------     -----------

Cash flows from investing activities:
   Purchase of equipment                                         (625,268)     (1,391,907)
                                                              -----------     -----------

Net cash used in investing activities                            (625,268)     (1,391,907)
                                                              -----------     -----------

Cash flows from financing activities:
   Proceeds from note payable to shareholder                    3,125,000       1,175,000
   Proceeds from issuance of common stock                              --          20,000
   Proceeds from issuance of warrants                             500,000              --
                                                              -----------     -----------

Net cash provided by financing activities                       3,625,000       1,195,000
                                                              -----------     -----------

Net increase in cash                                                6,186          97,206

Cash, beginning of period                                          97,206              --
                                                              -----------     -----------

Cash, end of period                                           $   103,392     $    97,206
                                                              ===========     ===========

Supplemental statement of cash flow information:
   Cash paid during the year for interest                     $   196,189     $        --
                                                              ===========     ===========

                 See accompanying notes to financial statements.

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF BUSINESS AND SUMMARY OPERATIONS

           Ionatron, Inc. (the "Company") was formed on June 3, 2002 to develop and market Directed Energy Weapon technology products primarily for sale to the U.S. Government. During 2003 and 2002, the Company has engaged primarily in research and development as well as business development activities focused on identifying potential customers within the U.S. Government. In 2003, the Company gained the attention of several U.S. Government entities and acquired two contracts requiring deliverables in the form of analysis, testing and technology demonstration.

BASIS OF PRESENTATION

           The Company was considered to be in the development stage through 2002. In the start up year 2002, most of the efforts of the Company were directed towards scientific proof of concept and introduction of the technology to potential U.S. Government customers. This culminated in the move into the new facility and purchase of advanced equipment in 2002. As of December 31, 2003, the Company is no longer considered in the development stage. In 2003, the concept was developed into early stage technology, including identification of critical technical parameters, development of Intellectual Property, demonstration of the technology and initiation of the first U.S. Government contracts. The goal of the Company is to produce products that incorporate the technology for specific U.S. Government customer applications and platforms.

USE OF ESTIMATES

           The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires the Company's management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

FAIR VALUE OF FINANCIAL INSTRUMENTS

           The carrying amount of accounts receivable, accounts payable and accrued expenses approximate fair value due to the short maturity of these instruments. Due to the start-up nature of the Company, it is not practical to estimate the fair value of the related party debt.

REVENUE RECOGNITION

           Revenues under long-term U.S. Government contracts are recorded under the percentage of completion method. Revenues under cost plus fixed fee contracts are recorded as costs are incurred and include estimated earned fees in the proportion that costs incurred to date bear to total estimated costs. Costs include direct labor, direct materials, subcontractor costs, all with an indirect rate applied. As contracts can extend over one or more accounting periods, revisions in costs and earnings estimated during the course of work are reflected during the accounting period in which the facts become known. When the current contract estimate indicates a loss, provision is made for the total anticipated loss in the current period.

CASH AND CASH EQUIVALENTS

           Cash and cash equivalents are considered to be all highly liquid investments purchased with an initial maturity of three (3) months or less.

ACCOUNTS RECEIVABLE

           The Company provides for potentially uncollectible accounts receivable by use of the allowance method. The allowance is provided based upon a review of the individual accounts outstanding, and the Company's prior history of uncollectible accounts receivable. The Company's customers at December 31, 2003 consist only of the U.S. Government and accordingly, no allowance for potentially uncollected accounts receivable was considered necessary by the Company at December 31, 2003.

INVENTORY

           Inventory consists primarily of materials specifically identified by contract. Materials purchased for a specific contract are held in Inventory until the prototype is ready for delivery. Since purchases are tied to a specified Project, they are stated at actual cost.

PROPERTY AND EQUIPMENT

           Property and equipment is carried at cost and depreciated using the straight-line method over the estimated useful lives of the respective assets. The rapid rate of technology development impacts the useful lives of equipment used in the development of proof of concept. The estimated useful lives of equipment used in proof of concept is depreciated over 3 years. Other assets are depreciated over periods ranging from 3 to 10 years.

IMPAIRMENT OF LONG-LIVED ASSETS

           SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances (rapid pace of technology) indicate that the carrying amount of any asset may not be recoverable.

           The Company assesses the recoverability of long-lived assets by determining whether the amortization of the balances over their remaining lives can be recovered through undiscounted future operating cash flows. The amount of impairment, if any, is measured based on projected discounted future operating cash flows using a discount rate reflecting the Company's average cost of funds. The assessment of the recoverability of long-lived assets will be impacted if estimated future operating cash flows are not achieved.

CONCENTRATIONS OF CREDIT RISK

           The Company maintains cash balances at a major bank and at times, balances exceed FDIC limits.

           Financial instruments, which potentially expose the Company to concentrations of credit risk, as defined by SFAS No. 105, consist primarily of accounts receivable from the U.S. Government. The Company does not require collateral upon delivery of its products or services.

INCOME TAXES

           The Company has elected "S" Corporation status for federal and state income tax purposes. This election results in income and losses of the Company flowing through to the shareholders for income tax purposes.

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

RESEARCH AND DEVELOPMENT EXPENSES

           The Company expenses research and development costs as incurred in accordance with Statement of Financial Accounting Standards ("SFAS") No. 2, "Accounting for Research and Development Costs".

NEW ACCOUNTING PRONOUNCEMENTS

           In November 2002, the FASB issued interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including indirect
Guarantees of Indebtedness of Others," which disclosures are effective for financial statements for periods ending after December 15, 2002. While the Company has various guarantees included in contracts in the normal course of business, primarily in the form of indemnities, these guarantees would only result in immaterial increases in future costs, and do not represent significant commitments or contingent liabilities of the indebtedness of others.

           In   January   2003,   the  FASB   issued   interpretation   No.  46,
"Consolidation of Variable Interest Entities" (FIN 46) which requires the consolidation of variable interest entities, as defined. FIN 46 is applicable immediately for variable interest entities created after January 1, 2003. For variable interest entities created prior to January 1, 2003, the provisions of FIN 46 are applicable no later than July 1, 2003. The Company does not currently believe that any material entities will be consolidated as a result of FIN 46.

NOTE 2--PROPERTY AND EQUIPMENT

           Property and equipment consists of the following:

                                        December 31,    December 31,
                                            2003            2002
                                        -----------     -----------

Furniture and leasehold improvements    $    16,559     $     2,952
Equipment and software                    2,000,617       1,388,955
                                        -----------     -----------
                                          2,017,176       1,391,907

Less accumulated depreciation              (875,289)       (230,286)
                                        -----------     -----------

Net property and equipment              $ 1,141,887     $ 1,161,621
                                        ===========     ===========

Depreciation expense charged to operations was $645,002 and $230,286 in 2003 and 2002, respectively.

NOTE 3--RELATED PARTY TRANSACTIONS

OTHER RECEIVABLES - RELATED PARTY

           At December 31, 2003 and 2002, other receivables - related party represented balances due to a shareholder of the Company, which were short-term in nature, non-interest bearing and due on demand.

NOTE PAYABLE TO SHAREHOLDER

           During the first quarter of fiscal 2002, the Company received venture capital funds from a shareholder and member of the Ionatron, Inc. Board of Directors. The amount of these funds was later converted to the Convertible Revolving Credit Promissory Note (Note payable to shareholder) effective in year 2003.

           The note payable to shareholder bears interest at a variable annual rate equal to the Base Rate plus two percent (2%), is due upon demand, and is collateralized by all of the assets of the Company. The shareholder has the right to convert all or any outstanding principal into common stock of up to 80% of total shares outstanding, after the conversion, beginning January 15, 2004 through January 15, 2007, if the loan and interest repayment agreement is breached by the Company. Pursuant to merger agreement, this conversion feature will be amended and removed. SEE NOTE 8

Note payable to shareholder is as follows:

                                                           December 31,
                                                   ----------------------------
                                                       2003             2002
                                                   -----------      -----------
Convertible Revolving Credit Promissory Note,
   interest at a variable annual rate equal to
   Base Rate plus two percent (2%). Note is
   due upon demand, and is collateralized by
   common stock.                                   $ 4,300,000      $ 1,175,000
                                                   ===========      ===========

NOTE 4--COMMON STOCK WARRANT AND DEVELOPMENT AGREEMENT

           In October 2003, the Company entered an agreement with a third party whereby the Company issued a warrant, which expires October 2008, representing up to 3% of the outstanding equity of the Company for total consideration of up to $2,400,000, in conjunction with a Development Agreement. The number of shares that may be issued under the warrant at any time upon exercise is multiplied by the fraction computed as the cash actually paid to the Company pursuant to the Development Agreement divided by $2,400,000. The exercise price of the warrant is the fair market value of the underlying common stock on the date of exercise, except that, any warrant not exercised on the earlier of (a) July 1, 2004, (b) immediately prior to the consummation of an acquisition, or (c) termination of the Company's "S" Corporation status shall have the right to convert the warrant to common stock without further cash payment (i.e. zero exercise price). The Development Agreement provides the third party with ownership rights to intellectual property developed on behalf of the third party in connection with the Development Agreement and certain license rights in exchange for payments up to $2,400,000 in the amounts and times specified in the Development Agreement. In addition, the Development Agreement provides for reimbursement of up to one third of the Company's actual labor, material and external consulting costs expended under the Development Agreement. Upon signing the warrant and Development Agreement, the Company received a $500,000 payment from the third party, which the Company considers as payment for the warrant and has recorded the entire $500,000 as additional paid-in-capital. As of December 31, 2003, no additional payments have been received under the Development Agreement.

NOTE 5--SIGNIFICANT CUSTOMERS

           The Company derives all of its total revenue from U.S. Government customers. Revenue in 2003 was derived from two (2) contracts. One contract accounted for 28.4% and the second contract accounted for 71.6%.

           At December 31, 2003, receivables from the U.S. Government accounted for all of the Company's accounts receivable.

NOTE 6--401(k) PLAN

           In the 4th quarter of 2003, the Company established a 401(k) plan for the benefit of its employees. The Company may also make discretionary contributions to the plan in amounts determined by management. Participants immediately vest in their personal contributions. In fiscal 2003 and 2002, the Company did not contribute to the 401(k) plan.

NOTE 7--COMMITMENTS AND CONTINGENCIES

           The Company leases office, manufacturing and storage space under a noncancelable operating lease agreement with a company in which the shareholders of the Company have an ownership interest expiring through November 14, 2012. The lease contains renewal options and an escalation provision at the end of five years in the amount of $49,500 per annum, and the Company is responsible for certain executory costs, including insurance and utilities. Rent expense for 2003 and 2002 was approximately $355,000 and $45,000, respectively. Future minimum lease payments under operating leases that have remaining noncancelable lease terms in excess of one year at December 31, 2003 are as follows:

 Years ending December 31,                                         Amount
 -------------------------                                     -------------
            2004                                               $     330,000
            2005                                                     330,000
            2006                                                     330,000
            2007                                                     352,000
            2008                                                     379,500
            Thereafter                                             1,454,750
                                                               -------------
 Total                                                         $   3,176,250
                                                               =============

NOTE 8--SUBSEQUENT EVENTS

           On March 18, 2004, a subsidiary of U. S. Home & Garden Inc. (USHG), a non-operating, publicly traded company merged into Ionatron, Inc. (the "Merger"). Following the Merger, USHG shareholders held 33.89 % and Ionatron shareholders held 66.11% of USHG common stock on a fully diluted basis. The combination is accounted for as a recapitalization of Ionatron, Inc., effective from our inception on June 3, 2002 and the issuance of 19,346,090 common shares and 5,429,009 options and warrants to the USHG shareholders on the date of merger in exchange for the cash of approximately $8.9 million. We also acquired in the Merger a $1.6 million principal amount subordinated promissory note from a highly leveraged entity. This note matures in 2009 and accrues interest on a compound basis at the rate of 9% per annum until maturity. We recorded a 100% valuation allowance for this note due to the uncertainty of collectibility. Upon consummation of the merger, all officers and directors of USHG resigned and were replaced by persons selected by Ionatron, Inc.

           Prior to the Merger, the note payable to shareholder was amended and reduced to $3,000,000 with interest due quarterly and to remove the conversion feature. In addition, $2,000,000 of principal was contributed to the capital of the Company for 130 shares of stock that have been presented as outstanding from inception.

           On April 29, 2004, our shareholders approved the change of the corporate name of USHG to Ionatron, Inc., an increase in authorized common stock to 100,000,000 shares, and the classification of the Board of Directors into three classes.

           We announced on April 21, 2004 receipt of a U.S. Government contract to build and deliver a transportable demonstrator unit that will be utilized to conduct field trials of our next generation controlled energy technology. The initial contract award is for $9,000,000 and is expected to be completed in less than 10 months and is a cost plus fixed fee type contract.

                                   SIGNATURES


           Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                            U.S. HOME & GARDEN INC.

                                            By: /s/ Thomas C. Dearmin
                                                ------------------------------
                                            Thomas C. Dearmin,
                                            Chief Executive Officer, President
                                            And Chief Financial Officer

Dated:  June 1, 2004

                                INDEX TO EXHIBITS


Exhibit   Description
-------   -----------

2(a) Amended and Restated Plan and Agreement of Merger dated as of March 17, 2004 between the Registrant, Merger Sub, Robert Kassel (for purposes of Sections 5.9, 6 6.2(j), 9.4 and 10.10 only), Fred Heiden (for purposes of Section 9.4 only), Ionatron, Robert Howard, Stephen
          W. McCahon, Thomas C. Dearmin and Joseph C. Hayden. (1)

23.1      Consent of BDO Seidman, LLP.

---------
(1) Previously filed with the Company's Current Report on Form 8-K for the event dated March 18, 2004